Exhibit 11.1

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş.

INSIDER TRADING POLICY

1.	Background

D MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. (“Hepsiburada” or the “Company”) is a joint stock company incorporated in accordance with the Turkish Commercial Code with American depository shares listed on the Nasdaq Global Select Market. Certain provisions and prohibitions under the Insider Trading Laws (as defined in Section 3 below) are enforceable against the Company and its subsidiaries (collectively, the “Group”) and their respective directors (“Directors”), officers (“Officers”) and employees (“Employees”), as well as individuals identified in paragraph (5) of Section 3.1 below, as applicable.

Under U.S. federal securities laws, it is illegal to purchase or sell securities of the Company while in possession of material non-public information related to, affecting or regarding the Group, or to disclose such information to others who then trade in the securities of the Company. Insider trading violations are pursued vigorously by the U.S. Securities and Exchange Commission (the “SEC”), the U.S. Department of Justice and other governmental agencies and can result in severe penalties and criminal sanctions. While the regulatory authorities usually concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, U.S. federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

2.	Policy Statement

This is the insider trading policy (the “Policy”) of the Group, which sets forth recommendations and guidelines to Insiders (as defined in Section 3 below) in order to:

(1)	familiarize them with the rules and disciplinary provisions (requirements, constraints, risks and sanctions relating thereto) under the Insider Trading Laws;
(2)	help them comply with the provisions of the Insider Trading Laws that are applicable to the Group; and
(3)	set forth certain Group-required restrictions intended to aid in compliance with the Insider Trading Laws.

This Policy has been adopted by the Company’s Board of Directors (the “Board”) on June 30, 2021 and amended by the Board on November 3, 2022 and on September 20, 2024.

The Corporate Governance Committee may review and recommend changes to this Policy from time to time as and when deemed necessary.

The Company considers compliance with this Policy to be of the utmost importance. Group personnel, including Directors and Officers of the Group, who violate this Policy will be subject to disciplinary action, which may include but may not be limited to, dismissal.

Insiders are ultimately responsible for adhering to this Policy and determining whether they are in possession of Material Non-public Information (as defined in Section 3 below), and any action on the part of the Company, the Ethics and Compliance Officer designated in Section 11 below or any other officer, director or employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

All Directors, Officers and Employees of the Group will receive a copy of this Policy and must acknowledge in writing that they have read and understand it and that they will comply with it, promptly after the Policy is adopted or amended. New Directors, Officers and Employees will also receive a copy of this Policy and must acknowledge in writing that they have read and understand it and that they will comply with it.

All Directors, Officers and Employees will receive training (and/or information notes) about this Policy after the Policy is adopted or amended. At all relevant times, they will have access to a copy of this Policy on the Company’s Intranet site. Annually, they will be required to certify that they have complied with it and will continue to do so.

Please direct your questions as to any of the matters discussed in this Policy or report any possible violation of this Policy to the Group’s Ethics and Compliance Officer (refer to Section 11 below).

3.	Key Concepts
3.1	To Whom This Policy Applies

The Policy applies to the group of people listed below, who are referred to in this Policy as “Insiders”:

(1)	Directors, Officers and Employees;
(2)	Directors, officers, and employees of all contractors who devote all or substantially all of their time to the Group;
(3)	Family members of the Insiders referred to under (1) of this Section 3, including immediate family members, persons with whom the Insider shares a household, persons that are the Insider’s economic dependents, and any other individual over whom the Insider has influence, or control;[1]

1 For purposes of this Policy, “immediate family” includes (a) family members who reside in the same household as the Insider (including a spouse or domestic partner, and children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws, but only if they reside in the same household as the Insider), (b) children of the Insider or of the Insider’s spouse who do not reside in the same household as the Insider but are financially dependent upon the Insider, and (c) any other family members who do not reside in the Insider’s household but whose transactions are directed by the Insider

(4)	Any partnership, trust or other entity under the direction or control of any person described under (1) through (3) above;
(5)	If designated by the Ethics and Compliance Officer (1) all directors, officers and other employees of a joint venture in which the Group has a financial interest (such a joint venture is referred to as a “Related Company”) and (2) any other consultant or contractor to the Group or a Related Company.

Directors, Officers and Employees are expected to be responsible for compliance by the Insiders referred to under (3) and (4) of this Section 3.1 with this Policy, as well as their own compliance.

From time to time, other persons may become Insiders and be subject to the Policy if such persons have or may have access to Material Non-public Information (as defined in Section 3.3 below) or receive Material Non-public Information from any Insider. All consultants and outside advisors assisting the Company on sensitive matters are expected to abide by the Policy, although the Company assumes no responsibility with respect to the actions of persons who are not under its direct control.

Situations may exist where an Insider has a record ownership of or beneficial interest in securities, but has no responsibility for investment decisions, such as, for example, where the investment decisions have been delegated to an investment adviser. In such cases, this Policy is not intended to proscribe dealings in securities so long as the Insider has neither discussed the merits of the investment with, nor provided inside information to, the person or persons having the decision-making investment responsibility. Similarly, this policy does not proscribe the purchase, sale or holding of an interest in a bona fide and diversified publicly traded mutual fund, even if the fund holds or trades in securities.

Definitions

The terms “Insider Trading Laws”, “Material Non-public Information” and “Securities” are defined as set out below:

3.2	Insider Trading Laws

The term “Insider Trading Laws” includes the anti-fraud provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including Section 10(b) of, and Rule 10b-5 under, the Exchange Act, as well as related anti-fraud and enforcement provisions of the U.S. federal securities laws.

3.3	Material Non-public Information

The term “Material Non-public Information” includes any information not generally available to the public2 that a reasonable investor would consider important in a decision to buy, hold, sell or vote a security. U.S. courts have described that as information that could be considered to significantly alter the “total mix” of information available to a reasonable investor in making its investment decision.

Schedule 1 sets forth a list of types of information that may be deemed material and accordingly could qualify as Material Non-public Information if not generally available to investors. This list is not exhaustive and should be viewed solely as a guide for further consideration of the materiality of a particular fact, circumstance or development which may be material depending on the circumstances. No implication should be drawn that a particular event is or is not material by virtue of its inclusion or exclusion from the list. Information may be “material” whether positive or negative.

If securities transactions become the subject of scrutiny, the SEC, prosecutors, courts and others will decide what is material and/or non-public after the fact. As a result, before engaging in any transaction, Insiders should carefully consider how regulators and others might view the transaction in hindsight.

The good faith belief that material information has been made public at the time an individual trades does not relieve an individual from liability if he or she is wrong, regardless of the accuracy of the information. When doubt exists, the non-public information should be presumed to be material. If you are unsure whether you are in possession of Material Non-public Information, you should consult with the Ethics and Compliance Officer prior to engaging in, or entering into an agreement, understanding or arrangement to engage in, a purchase or sale transaction of any of the Company’s securities.

3.4	Securities and the Types of Transactions Covered by this Policy

Except as discussed in Section 7 “Exemptions for Trading Plans and Other Specified Transactions”, this Policy applies to all transactions involving the securities of the Company or the securities of other companies as to which an Insider possesses Material Non-public Information obtained in the course of his or her service with the Company (including, but not limited to, the Company’s customers, suppliers or other counterparties) (the “Securities”).

This Policy therefore applies to purchases, sales and other transfers of ordinary shares, American depositary shares, options, warrants, preferred stock, debt securities (such as debentures, bonds and notes) and other securities. This Policy also applies to any arrangements that affect economic exposure to changes in the prices of the Securities (such as exchange-traded put or call options), forward transactions, hedging transactions, short sales and certain decisions with respect to participation in benefit plans. This Policy also applies to any offers with respect to the transactions discussed above.

2 Any information that has not been made public or disclosed to, and absorbed by, the marketplace by the Company shall be considered not generally available or “non-public”. The SEC takes the view that it takes two full trading days for information to be absorbed by the market. Thus, information about the Group that has not been in general circulation for more than two trading days should be considered non-public. For example, if the information is released on Wednesday, July 27, then the information will be considered in general circulation before the market opens on Monday, August 1.

3.5	Post-Termination Transactions

This Policy continues to apply to transactions in Securities even after an Insider’s service with the Company has ended (other than the Pre-Approval procedures and trading prohibitions during Blackout Periods, which will cease to apply upon the expiration of any Blackout Period pending at the time of the termination of service). If an Insider becomes aware of Material Non-public Information after termination, that individual must not purchase or sell Securities until that information has become public or is no longer Material Non-public Information pursuant to Section 3.3.

4.	Insider Trading – Insider Tipping – Gifts
4.1	Insider Trading

Insiders are prohibited from trading in Securities at any time the Insider is in possession of Material Non-public Information concerning the Group. It does not matter (in terms of this prohibition) that the Insider may have decided to trade before learning the Material Non-public Information. It also does not matter (in terms of this prohibition) that the Insider may have a reason to trade that is not based on Material Non-public Information. The Insider Trading Laws do not recognize these mitigating circumstances in determining liability.

Additionally, Insiders may not trade in Securities of another company at any time when the Insider has Material Non-public Information about that company or has Material Non-public information that could affect the share price of that company that they obtained in the course of their employment or service to the Company. For purposes of this Section 4.1, another company may include, without limitation, any of the Group’s customers, vendors, an acquisition target, or a company in the same industry, sector or subsector, when that information was obtained as a result of the Insider’s employment or relationship to the Company.

4.2	Insider Tipping

No Insider may disclose (“tip”) Material Non-public Information to any other person (including family members), and no Insider may make buy or sell recommendations to another person on the basis of Material Non-public Information.

A person does not have to divulge the Material Non-public Information to be guilty of tipping. Simply suggesting to a relative or friend that he or she buy, sell, or hold a Security violates this Policy if the person making the tip is aware of Material Non-public Information regarding such asset when making the suggestion, even if the tipper does not tell the tippee why the tipper is making the suggestion.

“Tipping” can result in liability for both the tipper and the tippee. In addition, Insiders should take care before trading on the recommendation of others to ensure that the recommendation is not the result of an illegal “tip.”

4.3	Gifts of Securities

Gifts of Securities by individuals in possession of Material Non-public Information or during a Blackout Period are prohibited unless the donee expressly agrees it will not make any transaction with the Securities while the donor is in possession of Material Non-public Information.

5.	Blackout Periods

The purpose of the Blackout Periods is to help prevent inadvertent violations and to avoid the appearance of an improper transaction when material information may be available but has not yet been disclosed to, and absorbed by, the public. To reduce the risk of claims that Insiders have violated Insider Trading Laws, subject to Section 4.3, Insiders may not trade or otherwise transfer Securities during any “Blackout Period” (regardless of whether it is a Regular or Special Blackout Period).

At the beginning of each year, the Ethics and Compliance Officer will post notices of Regular Blackout Periods on its Intranet site. At the beginning and ending of each Regular Blackout Period, the Ethics and Compliance Officer will announce the beginning or ending of the Regular Blackout Period by email to all Officers, Directors and Employees of the Group.

At the beginning and ending of each Special Blackout Period, the Ethics and Compliance Officer will announce the beginning or ending of the Special Blackout Period by email only to those Officers, Directors and Employees of the Group who are covered by the Special Blackout Period.

It is the responsibility and obligation of each Insider to make sure that no Blackout Period, either Regular or Special, is in effect prior to trading in Securities.

Any questions regarding the Blackout Periods should be raised with the Group’s Ethics and Compliance Officer prior to trading in Securities.

5.1	Regular Blackout Periods

The Company maintains four mandatory Regular Blackout Periods each year. Each Regular Blackout Period commences two weeks prior to the official end date of the quarter and ends two business days after the Group’s public release of its quarterly earnings. In other words, trading may not commence before the third business day after the earnings release.

For example, if a scheduled quarterly earnings release date is Wednesday, July 27, the Regular Blackout Period would commence on Thursday, June 16, and is scheduled to end on Friday, July 29. In this example, trading may not commence before Monday, August 1.

Insiders should note that quarterly earnings releases may be delayed beyond the scheduled release date, in which case the actual ending date of a Regular Blackout Period will be extended.

5.2	Special Blackout Periods

From time to time, the Company or the Ethics and Compliance Officer may impose a Special Blackout Period to prohibit some or all Insiders from trading Securities because of material developments, or potentially material developments, known to the Group and not yet disclosed to the public. In such event, all such prohibited Insiders may not engage in any transaction involving the purchase or sale of the Securities and should not disclose to others the imposition of such Special Blackout Period. Any trading in Securities may not occur until the second business day after the Company or the Ethics and Compliance Officer has ended the Special Blackout Period.

5.3	No Trading on Material Non-public Information at Any Time

Even outside a Blackout Period, any Insider who is aware of or possesses Material Nonpublic Information concerning the Group, may not engage in any transactions in the Securities until such information has been known publicly for at least two full trading days. Trading in the Securities outside a Blackout Period should not be considered a “safe harbor,” and all Insiders must use good judgment in determining whether to purchase or sell Securities at all times.

6.	Pre-Approval

In addition to the other provisions of this Policy, all Directors, Officers and certain Employees that may have regular or special access to Material Non-public Information that will be notified by the Ethics and Compliance Officer that they are also subject to these pre-approval requirements (“Other Restricted Persons”) are prohibited from engaging in any transactions involving Securities without obtaining a pre-approval from the Group’s Ethics and Compliance Officer.

Directors, Officers and Other Restricted Persons intending to trade in Securities must submit a pre-approval request by using the form at Schedule 2 to the Ethics and Compliance Officer at least five business days prior to the date of the proposed transaction. The purpose of this pre-approval form is to document that the proposed transaction does not violate this Policy and Insider Trading Laws. The Ethics and Compliance Officer should review the pre-approval request and return a copy of the completed form to the person requesting pre-approval in due time by indicating the reasons for the decision to approve or disapprove a transaction. Any transaction for which pre-approval was granted must be performed during a period when no Blackout Period is in place (the “Trading Window”) and in which it was granted and in any event, within four business days of the date of approval.

Following their receipt of a pre-approval, all Directors, Officers and Other Restricted Persons must complete and submit the form at Schedule 3 to the Ethics and Compliance Officer within five business days following the date of the proposed transaction. This form should indicate whether they have traded under the pre-approval and the details of any trading.

The Ethics and Compliance Officer is required to keep a permanent record of any Schedule 2 and Schedule 3 forms.

6.1	Prohibited Transactions

No Insider may engage in a short sale of the Securities under any circumstances. A short sale is a sale of Securities not owned by the seller or, if owned, not delivered against such sale within 20 days thereafter. Transactions in certain put and call options for the Securities may in some instances constitute a short sale. To ensure compliance with this Policy and applicable Insider Trading Laws, the Company requires that all

Insiders refrain from investing in derivatives of the Securities, such as puts or call options, at any time. Short sales and investing in other derivatives of the Securities are prohibited by this Policy even when a Trading Window is open.

No Insider may engage in hedging under any circumstances. Hedging or monetization transactions allow Insiders to lock in much of the value of the Securities, often in exchange for all or part of the potential for upside appreciation in the Securities. Such transactions allow Insiders to continue to own Securities, but without the full risks and rewards of ownership (e.g., swaps, collars, prepaid variable forward contracts, exchange funds and other derivative securities).

No Insider may engage in standing orders under any circumstances. Standing orders are orders placed with a broker to sell or purchase Company shares at a specified price that leave the Insider with no control over the timing of the transaction. Transactions pursuant to a standing order – which do not meet the standards of a Trading Plan executed by the broker when the Insider is aware of Material Non-public Information may result in unlawful insider trading.

No Insider may engage in margin accounts or pledging under any circumstances. Directors, Officers and Employees are prohibited from purchasing Securities on margin, borrowing against any account in which Securities are held and pledging Securities as collateral for a loan.

No Insider may engage in any other speculative transactions under any circumstances. A transaction in publicly traded options is, in effect, a bet on the short-term movement of Securities and therefore creates the appearance of trading based on inside information. Short-term trading (i.e., opposite way sales and purchases or purchases and sales within a 6 months period) may improperly focus the Insider on short-term stock performance.

While the general operation of these limitations is straight forward, there may be situations where their applicability is not clear. In these situations, when an Insider has questions concerning any particular transaction, the Insider must call the Group’s Ethics and Compliance Officer in advance of making any trade.

7.	Exemptions for Trading Plans and Other Specified Transactions
7.1	Rule 10b5-1 Trading Plans

Insiders may elect to trade in Securities pursuant to a written plan or set of instructions to his or her stock broker (a “Trading Plan”) that complies with Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”). This rule qualifies Insiders for an affirmative defense if they enter into a contract, provide instructions or adopt a written plan for trading securities in good faith when they are not aware of Material Non-public Information and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. Once a Trading Plan is adopted, trades made pursuant to that Trading Plan that comply with Rule 10b5-1 and the minimum conditions set forth below may occur during a Blackout Period as described above and/or while the Insider is otherwise in possession of Material Non-public Information. The Company strongly encourages the adoption of a Trading Plan by all Insiders who intend to sell shares.

To qualify as a Rule 10b5-1 Trading Plan, the contract, instructions or plan must be approved by the Ethics and Compliance Officer and filed with a certification that the plan meets the following criteria:

(i)	the plan is in writing and signed by the person adopting the plan;
(ii)	the plan (x) specifies a fixed number of shares to be purchased or sold, (y) specifies or sets a formula for the amount of stock to be purchased or sold, the dates on which the stock is to be purchased or sold, and the prices at which the stock is to be purchased or sold or (z) does not permit the Insider to exercise any subsequent influence over how, when, or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the plan, does exercise such influence is not aware of Material Non-public Information when doing so;
(iii)	the plan is adopted in good faith when the Insider is not aware of Material Non-public Information and not as part of a scheme to evade the prohibitions of Rule 10b5-1;
(iv)	the plan is being adopted, amended or terminated only during an open Trading Window;
(v)	unless approved by the Ethics and Compliance Officer, for all Insiders except Directors and Officers, the first trade made pursuant to a Trading Plan may not take place until at least 30 days have elapsed since the date on which the Trading Plan was adopted; and
(vi)	for Directors and Officers, the first trade made pursuant to a Trading Plan may not take place until the later of: (1) 90 days after the date such Trading Plan is adopted, or (2) two trading days after the public disclosure of the Company’s financial results for the completed fiscal quarter in which the Trading Plan was adopted.

An individual may not enter into multiple Rule 10b5-1 Trading Plans providing for transactions during overlapping periods except with respect to:

(i)	separate contracts with different broker-dealers or other agents acting on behalf of the individual that may be treated as a single Rule 10b5-1 Trading Plan;
(ii)	one later commencing Rule 10b5-1 Trading Plan under which trading is not authorized to begin until after all trades under the earlier commencing Rule 10b5-1 Trading Plan are completed or expire without execution; and
(iii)	a Rule 10b5-1 Trading Plan providing for an “eligible sell-to-cover transaction” as allowed under Rule 10b5-1.

The Company strongly recommends that any person seeking to adopt a Trading Plan consult with his or her U.S. legal counsel prior to the adoption of a Trading Plan.

Each individual adopting the Trading Plan is solely responsible for compliance with Rule 10b5-1 and ensuring that the Trading Plan meets the other conditions set forth above. Insiders also remain individually responsible for compliance with all applicable Insider Trading Laws and remain subject to disciplinary action for any violations of this Policy, regardless of whether a Trading Plan has been adopted. Notwithstanding the conditions set forth above, the Company does not undertake any obligation to ensure that a Trading Plan filed with the Company complies with Rule 10b5-1.

7.2	Performance Stock Units (“PSUs”) and Restricted Stock Units (“RSUs”)

This Policy’s trading restrictions do not apply in the case of the vesting of PSUs or RSUs, or the exercise of a tax withholding right pursuant to which a person elected to have the Company withhold ordinary shares to satisfy tax withholding requirements upon the vesting of any PSUs or RSUs. The Policy does apply, however, to any market sale of ordinary shares of the Company.

8.	Whistleblowing

If an Insider becomes aware of another Insider’s conduct that the Insider believes may amount to insider trading or otherwise may be in violation with this Policy, the Insider must promptly inform the Group’s Ethics and Compliance Officer of the matter.

9.	Penalties
9.1	Legal Penalties

Punishment for insider trading violations is severe, and could include significant fines and imprisonment. Any Insider who violates the above rules is subject to civil and criminal penalties in the United States under the Federal Insider Trading and Securities Fraud Enforcement Act of 1988, which may include:

(i)	disgorgement of profit made or loss avoided by trading or tipping;
(ii)	payment of the loss suffered by the person who purchased securities from or sold securities to the individual;

(iii)	a civil penalty of up to three times the profit gained or loss avoided;
(iv)	a criminal penalty (no matter how small the profit) of up to US$5 million; and
(v)	a jail term of up to twenty years.

The penalties for the Group if it fails to take appropriate steps to prevent insider trading include a criminal penalty of up to US$25 million.

9.2	Group Penalties

In addition to any legal penalties, a violation of this Policy may subject the Insider, if a Director, to removal and, if an Officer or Employee, to disciplinary action by the Group, up to and including termination (of the employment agreement) for cause.

10.	Maintaining Confidentiality

All Insiders should avoid communicating non-public information relating to the Group to any person (including family members and friends) unless the person has a “need to know” the information for Group-related reasons. This guideline applies without regard to the materiality of the information. It is the responsibility of each Insider to take whatever practicable steps are appropriate to preserve the confidentiality of non-public information.

If an Insider inadvertently discloses Material Non-public Information, or discovers that someone else inside or outside the Group has, the Insider should immediately report the facts to the Group’s Ethics and Compliance Officer for a decision regarding the appropriate remedial steps.

11.	Ethics and Compliance Officer

The duties of the Ethics and Compliance Officer shall include, but not be limited to, the following:

(1)	Performing cross-checks from time to time, as deemed appropriate by the Group’s Ethics and Compliance Officer, of available materials, which may include, officers and directors questionnaires and reports received from the Group’s stock administrator (if any) and transfer agent, to determine trading activity by Directors, Officers and Employees and others who have, or may have, access to Material Non-public Information.
(2)	Circulating the Policy (and/or a summary thereof) to all Directors, Officers and Employees, providing training about the Policy, obtaining certifications from all Directors, Officers and Employees that they have complied with the Policy and will continue to do so on an annual basis and providing the Policy and other appropriate materials including training materials to new Directors, Officers and Employees.

(3)	Coordinating with the Group outside counsel regarding compliance activities with Insider Trading Laws to ensure that the Policy is amended as necessary to comply with such requirements.
(4)	Coordinating the implementation of the pre-approval process for trading activities as set forth in Section 6 of this Policy.
(5)	Coordinating and supervising the implementation of the exemptions set forth under Section 7 of this Policy, including Trading Plans adopted in compliance with Rule 10b5-1; provided, however, that the Ethics and Compliance Officer is not responsible for determining whether such plans are in compliance with Rule 10b5-1.
(6)	Coordinating with the Ethics and Compliance Committee to report to the Board about the implementation of this Policy on a quarterly basis. The reporting shall focus on the Group’s compliance efforts with this Policy and Insider Trading Laws including documentation, trainings, certifications and approvals or exemptions provided under this Policy. Its aim is to substantiate the efforts taken by the Group in line with the Insider Trading Laws and this Policy.
(7)	Addressing all questions and reports of Directors, Officers and Employees as to any of the matters discussed in this Policy (including anonymous inquiries) which may be communicated to the Ethics and Compliance Officer by all available means including the ethics reporting and whistleblowing hotline at +90 212 800 34 05 or dol@etikhat.com.

Should the Ethics and Compliance Officer notice any suspicious case as to the potential breach of the Insider Trading Laws and this Policy, upon either on their own efforts or a complaint, the Ethics and Compliance Officer will notify the Internal Audit Department of the relevant situation. The Internal Audit Department is authorized to conduct an investigation or to call an investigation to be conducted, regarding transactions in Securities that have been executed or undertaken by, on the instruction of, or for the benefit of an Insider. The Internal Audit Department should report in writing the results of such investigation to the Corporate Governance Committee. If deemed necessary by the Corporate Governance Committee, the Ethics and Compliance Committee will also be informed of the investigation and it will convene to discuss the investigation and its results. In any event, the Corporate Governance Committee will inform the Chair of the Board (the “Chair”) of the investigation and its results. Prior to this reporting, the Insider must be given an opportunity to react on the results of the investigation. All Insiders are obliged to collaborate in the investigation. If requested any Insider will instruct his stockbroker or responsible intermediary to provide the Ethics and Compliance Officer with any requested information of the transactions executed in the Securities. Upon the outcome of such investigations, the Corporate Governance Committee will be authorized to apply the relevant sanction as to the breach of the Insider Trading Laws and this Policy.

The individual who is subject to said investigation will be informed of the results of the investigation by the Chair. If the investigation concerns the Chair, the task and responsibilities of the Chair under this clause shall rest with the Company’s chief executive officer.

SCHEDULE 1

NON-EXHAUSTIVE LIST OF POTENTIAL “MATERIAL” EVENTS

INVOLVING THE COMPANY

Set forth below is a non-exhaustive list of types of information, whether relating to actual occurrences, known plans or risks relating thereto or significant developments thereon, may be deemed “material” and accordingly could qualify as Material Nonpublic Information if not generally available. This list should be viewed solely as a guide for further consideration of the materiality of a particular fact, circumstance or development and no implication should be drawn that a particular event is or is not material by virtue of its inclusion or exclusion from the earnings reports;

(i)	quarterly, semi-annual or annual financial results;
(ii)	proposal or agreements involving a merger, acquisition, divestiture or similar transaction that is of material significance for the business, or other extraordinary corporate event;
(iii)	liquidity concerns;
(iv)	decrease or increase in dividend rate or payment of a special dividend;
(v)	labor problems of material significance for the Group;
(vi)	significant financing transactions;
(vii)	changes of debt ratings;
(viii)	significant offerings of securities (particularly equity offerings);
(ix)	significant change in senior management;
(x)	actual or projected changes in industry circumstances or competitive conditions that could significantly affect the Company’s revenues, earnings, financial position or prospects;
(xi)	major litigation, regulatory developments or government investigations; and
(xii)	a significant cybersecurity incident or identified significant cybersecurity vulnerability involving the Company or a significant customer or business partner of the Company, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure.

SCHEDULE 2

TRADING PRE-APPROVAL FORM

The undersigned hereby informs the Ethics and Compliance Officer that the undersigned intends to engage in a transaction involving Securities or which may otherwise fall within the scope of the Company’s Insider Trading Policy and requests a pre-approval for this transaction in accordance with the Group’s Insider Trading Policy.

General Nature of the Transaction: (Short description of the transaction subject to the pre-approval request (i.e., open market purchase of 100 HEPS American Depository Shares through Nasdaq))

Date of Transaction: (Date of the proposed transaction in dd/mm/yyyy format)

Other Information: (Boxes to be checked as appropriate by the undersigned)

Blackout Periods
☐	A Regular Blackout Period is not in effect at the time of the submission of this form.
☐	A Regular Blackout Period will not be in effect at the date of transaction.
☐	A Special Blackout Period is not applicable to the undersigned at the time of the submission of this form.
☐	A Special Blackout Period will not be applicable to the undersigned at the date of transaction.
Material Non-public Information
☐	The undersigned is not in possession of any information not generally available,[3] that a reasonable investor would consider important in a decision to buy, hold or sell a security.
If you are unsure whether you are in possession of material, non-public information, please write down your reasons below.
Click or tap here to enter text.

The undersigned is not in possession of any Material Non-public Information at the time of submitting this pre-approval form and undertakes not to engage in any trading in the event the undersigned becomes aware of any Material Non-public information in the time period between the submission of this form and the abovementioned date of transaction.

Submitted by:

Signed:

3 Any information that has not been made public or disclosed to, and absorbed by, the marketplace by the Company shall be considered not generally available or “non-public”. The SEC takes the view that it takes two full trading days for information to be absorbed by the market. Thus, information about the Group that has not been in general circulation for more than two trading days should be considered non-public. For example, if the information is released on Wednesday, July 27, then the information will be considered in general circulation before the market opens on Monday, August 1.

Date:
Reasons for approval/disapproval:	(to be completed by the Ethics and Compliance Officer)
Ethics and Compliance Officer:
Signed:
Date:

SCHEDULE 3

DISCLOSURE OF TRADING UNDER PRE-APPROVAL FORM

☐The undersigned hereby informs the Ethics and Compliance Officer that the undersigned did not engage in any trading under the pre-approval provided by the Ethics and Compliance Officer on (date in dd/mm/yyyy format).

OR

☐The undersigned hereby informs the Ethics and Compliance Officer that the undersigned has engaged in trading in accordance with the pre-approval provided by the Ethics and Compliance Officer on (date in dd/mm/yyyy format), as per the details given below:

Date (dd/mm/yyyy)	Nature of Trade	Number of Shares

Submitted by:
Signed:
Date: